EXHIBIT 4.1

CREDIT AGREEMENT

DATED AS OF DECEMBER 4, 2009

AMONG

PORTLAND GENERAL ELECTRIC COMPANY,

THE LENDERS,

BANK OF AMERICA, N.A.,
as Administrative Agent

BANC OF AMERICA SECURITIES LLC,
LEAD ARRANGER AND SOLE BOOK RUNNER

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS 1

ARTICLE II THE CREDITS 9

2.1 The Facility 10

2.2 Advances 10

2.3 Increases and Reductions of the Aggregate Commitment 11

2.4 Method of Borrowing 13

2.5 Facility Fee 13

2.6 Minimum Amount of Each Advance 13

2.7 Optional Principal Payments 13

2.8 Changes in Interest Rate, etc. 13

2.9 Rates Applicable After Default 13

2.10 Method of Payment 14

2.11 Evidence of Indebtedness; Recordkeeping 14

2.12 Telephonic Notices 14

2.13 Interest Payment Dates; Interest and Fee Basis 15

2.14 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions 15

2.15 Lending Installations 15

2.16 Non-Receipt of Funds by the Agent 15

2.17 Replacement of Lender 16

2.18 Extension of Final Termination Date 16

ARTICLE III YIELD PROTECTION; TAXES 16

3.1 Yield Protection 17

3.2 Changes in Capital Adequacy Regulations 17

3.3 Availability of Types of Advances 18

3.4 Funding Indemnification 18

3.5 Taxes 18

3.6 Lender Statements; Survival of Indemnity 20

ARTICLE IV CONDITIONS PRECEDENT 20

4.1 Effectiveness 20

4.2 Each Advance 21

ARTICLE V REPRESENTATIONS AND WARRANTIES 21

5.1 Corporate Existence 21

5.2 Litigation and Contingent Obligations 22

5.3 No Breach 22

5.4 Corporate Action 22

5.5 Approvals 22

5.6 Use of Loans 23

5.7 ERISA 23

5.8 Taxes 23

5.9 Subsidiaries 23

5.10 No Material Adverse Change 23

5.11 Financial Statements 23

5.12 No Material Misstatements 24

5.13 Properties 24

5.14 Contracts 24

5.15 Environmental Matters 24

5.16 Investment Company Act 24

ARTICLE VI COVENANTS 24

6.1 Preservation of Existence and Business 25

6.2 Preservation of Property 25

6.3 Payment of Taxes 25

6.4 Compliance with Applicable Laws and Contracts 25

6.5 Preservation of Loan Document Enforceability 25

6.6 Insurance 25

6.7 Use of Proceeds 25

6.8 Visits, Inspections and Discussions 26

6.9 Information to Be Furnished 26

6.10 Liens 28

6.11 Indebtedness to Capitalization Ratio 29

6.12 Merger or Consolidation 29

6.13 Disposition of Assets 29

ARTICLE VII DEFAULTS 30

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES 31

8.1 Acceleration 32

8.2 Amendments 32

8.3 Preservation of Rights 32

ARTICLE IX GENERAL PROVISIONS 33

9.1 Survival of Representations 33

9.2 Governmental Regulation 33

9.3 Headings 33

9.4 Entire Agreement 33

9.5 Several Obligations; Benefits of this Agreement 33

9.6 Expenses; Indemnification 33

9.7 Numbers of Documents 34

9.8 Accounting 34

9.9 Severability of Provisions 34

9.10 Nonliability of Lenders 34

9.11 Confidentiality 34

9.12 Nonreliance 35

9.13 No Advisory or Fiduciary Relationship 35

9.14 USA PATRIOT ACT NOTIFICATION 35

ARTICLE X THE AGENT 36

10.1 Appointment; Nature of Relationship 36

10.2 Powers 36

10.3 General Immunity 36

10.4 Responsibility for Loans, Recitals, etc. 36

10.5 Action on Instructions of Lenders 37

10.6 Employment of Agents and Counsel 37

10.7 Reliance on Documents; Counsel 37

10.8 Agent's Reimbursement and Indemnification 37

10.9 Notice of Default 37

10.10 Rights as a Lender 38

10.11 Lender Credit Decision 38

10.12 Successor Agent 38

10.13 Agent and Arranger Fees 39

10.14 Delegation to Affiliates 39

10.15 Other Agents 39

ARTICLE XI SETOFF; RATABLE PAYMENTS 39

11.1 Setoff 39

11.2 Ratable Payments 39

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS 40

12.1 Successors and Assigns 40

12.2 Participations 40

12.3 Assignments 40

12.4 Dissemination of Information 41

12.5 Tax Treatment 41

12.6 Designation of SPVs 41

ARTICLE XIII NOTICES 42

13.1 Notices 42

13.2 Change of Address 43

ARTICLE XIV COUNTERPARTS 43

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION 44

15.1 CHOICE OF LAW 44

15.2 CONSENT TO JURISDICTION 44

SCHEDULES

SCHEDULE 1 PRICING SCHEDULE

SCHEDULE 2 COMMITMENTS

SCHEDULE 3 INDEBTEDNESS EXCEPTIONS

SCHEDULE 5.2 LITIGATION

SCHEDULE 5.9 SUBSIDIARIES

SCHEDULE 7.11 ERISA MATTERS

SCHEDULE 13.1 NOTICE ADDRESSES

EXHIBITS

EXHIBIT A FORM OF ASSIGNMENT AGREEMENT

EXHIBIT B-1 FORM OF OPINION OF BORROWER'S COUNSEL (GENERAL COUNSEL)

EXHIBIT B-2 FORM OF OPINION OF BORROWER'S COUNSEL (OUTSIDE COUNSEL)

EXHIBIT C FORM OF COMPLIANCE CERTIFICATE

EXHIBIT D FORM OF NOTE

EXHIBIT E FORM OF BORROWING NOTICE

EXHIBIT F FORM OF CONVERSION/CONTINUATION NOTICE

This CREDIT AGREEMENT, dated as of December 4, 2009, is among Portland General Electric Company (the "Borrower"), the financial institutions from time to time parties hereto as lenders (collectively, together with their respective successors and assigns, the "Lenders") and Bank of America, N.A., as administrative agent for the Lenders.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

"Adjusted Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

"Advance" means a borrowing hereunder (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

"Affected Lender" is defined in Section 2.17.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other voting ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

"Agent" means Bank of America, in its capacity as administrative agent for and contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

"Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as changed from time to time pursuant to the terms hereof.

"Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

"Agreement" means this Credit Agreement, as amended or otherwise modified from time to time.

"Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.11.

"Alternate Base Rate" means, for any day, a floating rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of Federal Funds Effective Rate for such day plus 1.50% per annum and (iii) the sum of (a) the quotient of (x) LIBOR applicable for a one month U.S. dollar deposit on such day (or if such day is not a Business Day, the immediately preceding Business Day) divided by (y) one minus the Reserve Requirement (expressed as a decimal) applicable to a Eurodollar Advance with a one-month Interest Period plus (b) 1.50%.

"Applicable Margin" means, for any day, (i) with respect to the Eurodollar Rate, the percentage rate per annum opposite the heading "Applicable Eurodollar Margin" in the Pricing Schedule which is applicable at such time and (ii) with respect to the Floating Rate, the percentage rate per annum opposite the heading "Applicable ABR Margin" in the Pricing Schedule which is applicable at such time.

"Arranger" means Banc of America Securities LLC and its successors, in its capacity as lead arranger and sole book runner.

"Article" means an article of this Agreement unless another document is specifically referenced.

"Assignment Agreement" is defined in Section 12.3.1.

"Bank of America" means Bank of America, N.A.

"Benefit Plan" of any Person, means, at any time, any employee benefit plan (including a Multiemployer Benefit Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within six years immediately preceding the time in question were, in whole or in part, the responsibility of such Person.

"Borrower" is defined in the preamble.

"Borrowing Date" means a date on which an Advance is made hereunder.

"Borrowing Notice" is defined in Section 2.2.3.

"Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in California for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in California for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

"Change" is defined in Section 3.2.

"Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

"Commitment" means, for each Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate amount not exceeding the amount set forth on Schedule 2 or as set forth in any Assignment Agreement relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

"Consolidated Indebtedness" means at any time all Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

"Conversion/Continuation Notice" is defined in Section 2.2.4.

"Debt" means any Liability that constitutes "debt" or "Debt" under Section 101(11) of the United States Bankruptcy Code or under the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any analogous applicable law, rule or regulation, Governmental Approval, order, writ, injunction or decree of any court or governmental authority or agency.

"Default" means an event described in Article VII.

"Defaulting Lender" means any Lender, as reasonably determined by the Agent, that has (a) failed to fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) notified the Borrower, the Agent, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (d) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any ownership interest in such Lender or a parent company thereof or the exercise of control over a Lender or Person controlling such Lender by a governmental authority or an instrumentality thereof; it being understood that if a Lender has been turned over to the FDIC (or a similar regulatory entity) for the purpose of sale or liquidation it shall be a Defaulting Lender.

"Disclosure Documents" means (i) the Borrower's Annual Report on Form 10-K for the year ended December 31, 2008, (ii) the Borrower's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and (iii) the Borrower's reports on Form 8-K since the date of the most recent Quarterly Report referred to in clause (ii) and prior to the date hereof, in each case filed with the SEC.

"Effective Date" is defined in Section 4.1.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

"ERISA Affiliate" means, with respect to any Person, any other Person, including a Subsidiary or other Affiliate of such first Person, that is a member of any group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) of which such first Person is a member.

"Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.

"Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, LIBOR quoted two (2) Business Days prior to the first day of such Interest Period, applicable to dollar deposits with a maturity equal to such Interest Period. If such rate is not available at such time for any reason, then "LIBOR" for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in U.S. dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Advance being made, continued or converted by the Agent and with a term equivalent to such Interest Period would be offered by the Agent's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

"Eurodollar Loan" means a Loan which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.

"Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) Adjusted Eurodollar Rate applicable to such Interest Period, plus (ii) the Applicable Margin.

"Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes or gross revenue taxes in the nature of net income taxes, including without limitation the Washington Business and Occupation Tax, the Ohio Commercial Activity Tax and other similar taxes, by either (i) any jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

"Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

"Facility" means the credit facility established under this Agreement.

"Facility Fee Rate" means, at any time, the percentage rate per annum opposite the heading "Facility Fee Rate" in the Pricing Schedule which is applicable at such time.

"Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (New York time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

"Final Termination Date" means the latest Scheduled Termination Date for any Lender (without giving effect to any extension any Lender may elect to agree to pursuant to Section 2.18 unless and until such extension shall have become effective in accordance with the terms of Section 2.18) or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

"Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the Applicable Margin.

"Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.9, bears interest at the Floating Rate.

"Governmental Approval" means any authorization, consent, approval, license or exception of, registration or filing with, or report or notice to, any governmental unit.

"Granting Lender" is defined in Section 12.6.

"Guaranty" of a Person means any agreement, undertaking or arrangement (including, without limitation, any comfort letter, operating agreement, take or pay contract, application for a letter of credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership) by which such Person (i) assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, (ii) agrees to maintain the net worth or working capital or other financial condition of any other Person, or (iii) otherwise assures any creditor of such other Person against loss.

"Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bankers' acceptances, or other instruments, (v) obligations of such Person to purchase accounts, securities or other Property arising out of or in connection with the sale of the same or substantially similar accounts, securities or Property, (vi) Capitalized Lease Obligations, (vii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (viii) net liabilities under interest rate swap, exchange or cap agreements, obligations or other liabilities with respect to accounts or notes, (ix) sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (x) other transactions which are the functional equivalent, or take the place, of borrowing but which do not constitute a liability on the consolidated balance sheet of such Person and (xi) Guaranties; provided that there shall be excluded from this definition (x) (except for the purposes of Section 7.5) Interest Deferral Obligations up to an amount outstanding at any one time equal to 15% of the amount described in clause (a) of the definition of "Total Capitalization," excluding in the calculation thereof for the purposes of this proviso, however, preferred and preference stock, and (y) the agreements listed on Schedule 3 and similar agreements entered into for the operation and maintenance of power plants or the purchase of power or transmission services (provided, for the avoidance of doubt, that this Agreement shall not be deemed to be such an agreement as a result of it being available to support collateral requirements under the Borrower's energy purchase and sale agreements).

"Interest Deferral Obligations" means obligations and guaranties related thereto, which obligations and guaranties are junior and subordinated in all respects to all amounts owing under the Loan Documents, that contain provisions allowing the obligor to extend the interest payment period from time to time and defer any interest payments (however denominated) due during such extended interest payment period.

"Interest Period" means with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. Notwithstanding any other provision of this Agreement the Borrower may not select any Interest Period that would extend beyond the Scheduled Termination Date of any Lender.

"Lender Funding Obligation" is defined in Section 12.6(a).

"Lenders" is defined in the preamble.

"Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on Schedule 13.1 or otherwise selected by such Lender or the Agent pursuant to Section 2.15.

"LIBOR" means the British Bankers' Association ("BBA") LIBOR Rate offered to leading banks for deposits in U.S. dollars, as set forth on any service selected by the Agent which has been nominated by the BBA as an authorized information vendor for the purpose of displaying such rates, at approximately 11:00 a.m. (London time).

"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

"Loan" means, with respect to a Lender, any loan made by such Lender pursuant to Article II (including, in the case of a loan made pursuant to Section 2.2, any conversion or continuation thereof).

"Loan Documents" means this Agreement and each Note.

"Margin Stock" means margin stock as defined in Regulation U.

"Material Adverse Effect" means a material adverse effect on (i) the business or financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder, it being understood that if the Moody's Rating and/or the S&P Rating (as such terms are defined in the Pricing Schedule) is downgraded to Baa3 or below or BBB- or below, respectively, such downgrade in and of itself shall not constitute a Material Adverse Effect (but shall only constitute a Material Adverse Effect if such downgrade results in a material adverse effect of the type described in clause (i) or (ii) above).

"Material Indebtedness" is defined in Section 7.5.

"Mortgage" is defined in Section 6.10(v).

"Multiemployer Benefit Plan" means any Benefit Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Note" is defined in Section 2.11.

"Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

"Other Agents" is defined in Section 10.15.

"Other Taxes" is defined in Section 3.5(ii).

"Outstanding Credit Exposure" means, as to any Lender at any time, the aggregate principal amount of its Loans outstanding at such time.

"Participants" is defined in Section 12.2.1.

"Payment Date" means the last Business Day of each March, June, September and December.

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

"Pricing Schedule" means Schedule 1 attached hereto.

"Prime Rate" means at any time the rate of interest most recently announced by the Agent as its Prime Rate, with the understanding that the Agent's Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as the Agent may designate. Each change in the Prime Rate will be effective on the day the change is announced by the Agent.

"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned or leased by such Person.

"Pro Rata Share" means, with respect to any Lender, the percentage that the amount of such Lender's Commitment is of the Aggregate Commitment (or, if the Commitments have terminated, that such Lender's Outstanding Credit Exposure is of the Aggregate Outstanding Credit Exposure).

"Purchasers" is defined in Section 12.3.1.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

"Reportable Event" means a reportable event described in Section 4043 of ERISA.

"Required Lenders" means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the Commitment (or, if the Aggregate Commitment has been terminated, the Outstanding Credit Exposure) of such Lender at such time.

"Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

"SEC" means the Securities and Exchange Commission.

"Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

"Scheduled Termination Date" means, for any Lender, December 4, 2012 or such later date as may be established for such Lender in accordance with Section 2.18.

"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

"Significant Subsidiary" means a "significant subsidiary" (as defined in Regulation S-X of the SEC as in effect on the date of this Agreement) of the Borrower.

"SPV" is defined in Section 12.6.

"Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

"Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

"Tax-Free Debt" means Debt of the Borrower to a state, territory or possession of the United States or any political subdivision thereof issued in a transaction in which such state, territory, possession or political subdivision issued obligations the interest on which is excludable from gross income pursuant to the provisions of Section 103 of the Code (or similar provisions), as in effect at the time of issuance of such obligations, and debt to a bank issuing a letter of credit with respect to the principal of or interest on such obligations.

"Taxes" means any and all present or future taxes, duties, levies, imposts, charges or withholdings imposed by or payable to any governmental or regulatory authority or agency, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

"Total Capitalization" means, at any time, the sum of the following for the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with Agreement Accounting Principles (without duplication and excluding minority interests in Subsidiaries):

(a) the amount of capital stock, including preferred and preference stock (less cost of treasury shares), plus any amounts deducted from stockholders' equity as unearned compensation on the Borrower's balance sheet, plus (or minus in the case of a deficit) capital surplus and earned surplus, but including current sinking fund obligations; plus

(b) the aggregate outstanding principal amount of Interest Deferral Obligations excluded by the proviso in the definition of "Indebtedness"; plus

(c) the aggregate outstanding principal amount of all Consolidated Indebtedness.

"Transferee" is defined in Section 12.4.

"Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

"Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1 The Facility.

2.1.1 Description of Facility. The Lenders grant to the Borrower a revolving credit facility pursuant to which, subject to the terms and conditions herein set forth, each Lender severally agrees to make Loans to the Borrower in accordance with Section 2.2.

2.1.2 Amount of Facility. In no event may the Aggregate Outstanding Credit Exposure exceed the Aggregate Commitment.

2.1.3 Availability of Facility. Subject to the terms of this Agreement, the Facility is available from the date hereof to the Final Termination Date, and the Borrower may borrow, repay and reborrow at any time prior to the Final Termination Date; provided that, if not earlier terminated in accordance with the terms hereof, the Commitment of each Lender shall expire on such Lender's Scheduled Termination Date.

2.1.4 Repayment of Facility. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations (to the extent that such Obligations have accrued and the amount thereof has been determined) shall be paid in full by the Borrower on the Final Termination Date; provided that, if not earlier paid in accordance with the terms hereof, all of the Loans of each Lender and all other Obligations owed to such Lender shall be paid on such Lender's Scheduled Termination Date.

2.2 Advances.

2.2.1 Advances. Each Advance hereunder shall consist of Loans made by the several Lenders ratably according to their Pro Rata Shares.

2.2.2 Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, as selected by the Borrower in accordance with Section 2.2.3.

2.2.3 Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto, from time to time. The Borrower shall give the Agent irrevocable notice in substantially the form of Exhibit E hereto (a "Borrowing Notice") not later than 11:30 a.m. (New York time) on the Borrowing Date of each Floating Rate Advance and at least three (3) Business Days before the Borrowing Date for each Eurodollar Advance. Each Borrowing Notice shall specify:

(i) the Borrowing Date, which shall be a Business Day, of such Advance,

(ii) the aggregate amount of such Advance,

(iii) the Type of Advance selected, and

(iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

2.2.4 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are either converted into Eurodollar Advances in accordance with this Section 2.2.4 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice in substantially the form of Exhibit F hereto (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance, or continuation of a Eurodollar Advance, not later than 11:30 a.m. (New York time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(i) the requested date, which shall be a Business Day, of such conversion or continuation,

(ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii) the amount of such Advance which is to be converted or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.3 Increases and Reductions of the Aggregate Commitment.

(a) Increases of the Aggregate Commitment. The Borrower may increase the Aggregate Commitment by up to $100,000,000 in the aggregate in one or more increases, at any time prior to the date that is six months prior to the Scheduled Termination Date, upon at least five Business Days' prior written notice to the Agent, subject, however, in any such case, to satisfaction of the following conditions precedent:

(i) the Aggregate Commitment shall not exceed $300,000,000 without the consent of the Required Lenders;

(ii) no Default or Unmatured Default shall have occurred and be continuing on the date on which such increase is to become effective;

(iii) the representations and warranties contained in Article V are true and correct in all material respects as of the date such increase is to become effective, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(iv) such increase shall be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof;

(v) such requested increase shall only be effective upon receipt by the Agent of (A) additional Commitments in a corresponding amount of such requested increase from either existing Lenders and/or one or more other institutions that qualify as Purchasers (it being understood and agreed that no existing Lender shall be required to provide an additional Commitment) and (B) documentation from each institution providing an additional Commitment evidencing its additional Commitment and its obligations under this Agreement in form and substance acceptable to the Agent;

(vi) the Agent shall have received all documents (including resolutions of the board of directors of the Borrower) it may reasonably request relating to the corporate or other necessary authority for such increase and the validity of such increase in the Aggregate Commitment, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Agent;

(vii) if any Loans are outstanding at the time of the increase in the Aggregate Commitment, the Borrower shall, if applicable, prepay one or more existing Loans (such prepayment to be subject to Section 3.4) in an amount necessary such that after giving effect to the increase in the Aggregate Commitment, each Lender will hold its Pro Rata Share (based on its Pro Rata Share of the increased Aggregate Commitment) of outstanding Loans;

(viii) the Agent shall have received evidence, in form and substance reasonably satisfactory to the Agent, that the Borrower has obtained the approval of the Public Utility Commission of Oregon to increase in the Aggregate Commitment; and

(ix) approval of the Borrower's Board of Directors to increase the Aggregate Commitment.

(b) Reductions of the Aggregate Commitment.

(i) The Borrower may permanently reduce the Aggregate Commitment (i) in part ratably among the Lenders in integral multiples of $5,000,000, upon at least five (5) Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, or (ii) in whole upon at least one (1) Business Days' written notice to the Agent, provided that in either case the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.

(ii) The Aggregate Commitment shall be reduced to zero following the occurrence of a Change in Control upon the Borrower's receipt of notice thereof from the Required Lenders (or the Agent with the consent of the Required Lenders).

(iii) On the Scheduled Termination Date for each Lender, the Aggregate Commitment shall be reduced by the amount of the Commitment of such Lender as in effect immediately prior to such date (and the Pro Rata Shares of the Lenders shall be adjusted accordingly).

(iv) For the avoidance of doubt, in the event and on such occasion that Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment, the Borrower shall concurrently therewith prepay Advances in an aggregate amount equal to such excess; provided, however, that in the event that Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment as a result of a reduction in the Aggregate Commitment pursuant to subsection (b)(ii) above, the Borrower shall not be required to prepay Advances in an aggregate amount equal to such excess unless and until the Borrower shall have received written notice thereof from the Required Lenders (or from the Agent with the consent of the Required Lenders).

2.4 Method of Borrowing. Not later than 1:00 p.m. (New York time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower on the day received and in the form received, at the Borrower's account specified by the Borrower to the Agent.

2.5 Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee at a per annum rate equal to the Facility Fee Rate on the average daily amount of such Lender's Commitment (whether used or unused) from the date hereof to and including such Lender's Scheduled Termination Date (and, if any Loans from such Lender remain outstanding after such Lender's Scheduled Termination Date, thereafter on the unpaid amount of such Lender's Outstanding Credit Exposure), payable on each Payment Date and on such Lender's Scheduled Termination Date (and thereafter, if applicable, on demand).

2.6 Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $5,000,000 (or a higher integral multiple of $1,000,000), provided that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment. The Borrower shall not request a Eurodollar Advance if, after giving effect to the requested Eurodollar Advance, more than ten separate Eurodollar Advances would be outstanding.

2.7 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000 or any higher integral multiple of $1,000,000, any portion of the outstanding Floating Rate Advances upon prior notice to the Agent not later than 11:30 a.m. (New York time) on the date of payment (which shall be a Business Day). The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances or, in a minimum aggregate amount of $5,000,000 or any higher integral multiple of $1,000,000, any portion of the outstanding Eurodollar Advances upon prior notice to the Agent not later than 1:00 p.m. (New York time) three (3) Business Days prior to the date of payment (which shall be a Business Day).

2.8 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.2.4 to but excluding the date it becomes due, is prepaid or is converted into a Eurodollar Advance pursuant to Section 2.2.4, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period or, with respect to any principal amount prepaid pursuant to Section 2.7, the date of such prepayment, at the interest rate determined as applicable to such Eurodollar Advance.

2.9 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2.3 or Section 2.2.4, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of any such Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance (and any Eurodollar Advance which is not paid at the end of the applicable Interest Period) shall bear interest at a rate per annum equal to the Floating Rate plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all applicable Advances without any election or action on the part of the Agent or any Lender.

2.10 Method of Payment. All payments of the Obligations shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by 1:00 p.m. (New York time) on the Business Day prior to the date when due by the Agent to the Borrower. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender.

2.11 Evidence of Indebtedness; Recordkeeping.

(i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) Upon the request of any Lender, the Loans made by such Lender also may be evidenced by a promissory note in favor of each Lender, substantially in the form of Exhibit D (a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender.

(iii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

(iv) The entries set forth in the accounts maintained pursuant to paragraphs (i) and (iii) above, in the absence of manifest error, shall be prima facie evidence of the existence and amounts of the Obligations therein recorded and outstanding hereunder; provided that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

2.12 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation (signed by an authorized representative of the Borrower) of each telephonic notice, if such confirmation is requested by the Agent or any Lender. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.13 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365-day year or, when appropriate, a 366-day year. All other interest and all fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (New York time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.14 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder; provided, however, that the failure of the Agent to provide such notice to the Lenders shall not affect the validity or binding nature of such notice delivered to the Agent by the Borrower. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.15 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.16 Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.17 Replacement of Lender. If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances is suspended pursuant to Section 3.3, (b) any Lender becomes a Defaulting Lender or (c) any Lender shall have a Scheduled Termination Date that is earlier than the then-effective Final Termination Date (any Lender so affected an "Affected Lender"), the Borrower may (but only, in the case of clause (a), if such amounts continue to be charged or such suspension is still effective) elect to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances due to the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit A and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including, without limitation, any payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.18 Extension of Final Termination Date. The Borrower may request a one-year extension of each Lender's Scheduled Termination Date by submitting a request for an extension to the Agent (an "Extension Request") no more than ninety (90) days, but not less than sixty (60) days, prior to the then-effective Scheduled Termination Date for each of the Lenders. Any Extension Request shall specify the date (which must be at least thirty (30) days after the Extension Request is delivered to the Agent but no later than thirty (30) days prior to the then-effective Scheduled Termination Date for each of the Lenders) as of which the Lenders must respond to such Extension Request (the "Response Date"). Promptly upon receipt of an Extension Request, the Agent shall notify each Lender of the contents thereof. Each Lender shall, not later than the Response Date for any Extension Request, deliver a written response to the Agent approving or rejecting such Extension Request (and any Lender that fails to deliver such a response by the Response Date shall be deemed to have rejected such Extension Request). If (i) Lenders that collectively have a Pro Rata Share of more than 50% approve an Extension Request (which approval shall be at the sole discretion of each Lender) and (ii) all of the Aggregate Outstanding Credit Exposure shall have been paid in full on the then-effective Scheduled Termination Date for each of the Lenders, then the then-effective Final Termination Date, and the Scheduled Termination Date for each such approving Lender, shall be extended to the date that is one year after the then-effective Final Termination Date or, if such date is not a Business Day, to the next preceding Business Day (but the then-effective Scheduled Termination Date for each other Lender shall remain unchanged). The Agent shall promptly (and in any event not later than twenty-five (25) days prior to the then-effective Scheduled Termination Date for each of the Lenders) notify the Borrower, in writing, of the Lenders' elections pursuant to this Section 2.18. If Lenders that collectively have a Pro Rata Share of 50% or more reject an Extension Request, then the Final Termination Date, and the Scheduled Termination Date of each Lender, shall remain unchanged. The Borrower may elect to replace any declining Lender under this Section 2.18 pursuant to the terms of Section 2.17. Prior to the effectiveness of any Extension Request under this Section 2.18, the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Agent, that the Borrower has obtained the approval of the Public Utility Commission of Oregon in connection with such Extension Request.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than in each case with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its Eurodollar Loans, Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2 Changes in Capital Adequacy Regulations. If a Lender determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk Based Capital Guidelines" means (i) the risk based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3 Availability of Types of Advances. If (x) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if (y) the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made, continued or prepaid, or a Floating Rate Advance is not converted into a Eurodollar Advance, on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5 Taxes.

(i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder shall be made free and clear of and without deduction for any and all Taxes, except to the extent such Lender is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement but fails to properly and timely complete and execute documentation as provided in Section 3.5(iv) or Section 3.5(vi), as the case may be. Subject to each Lender's and the Agent's compliance with Section 3.5(iv) and Section 3.5(vi), if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise (but excluding Excluded Taxes) or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement ("Other Taxes").

(iii) Except as otherwise provided herein, the Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not less than ten (10) Business Days after the date of this Agreement (or, if later, ten (10) Business Days after such Lender shall become a Lender pursuant to Section 12.3), deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax, including backup withholding, with respect to payments under this Agreement pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In the event such Lender has failed timely to provide the Borrower (with a copy to the Agent) with such properly completed and executed documentation, such Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes withheld to the extent such Taxes would have been reduced or exempt from withholding had such properly completed and executed documentation been timely provided to the Borrower (with a copy to the Agent).

(vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent); provided that no Lender shall be required to indemnify the Agent for any of the foregoing to the extent the failure of the Agent to withhold tax from amounts paid to or for the account of any Lender is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall notify the Borrower of any amounts due under Section 3.1, 3.2, 3.4 or 3.5 as soon as reasonably practicable and, thereafter, deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under such Section(s). Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on or before December 4, 2009 that all of the following conditions have been satisfied: (a) the Agent shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder and (b) the Agent shall have received (with sufficient copies for the Lenders) each of the following:

(i) Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of existence, certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its bylaws and of its Board of Directors' resolutions authorizing the execution of the Loan Documents by the Borrower.

(iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the officers of the Borrower authorized to sign the Loan Documents, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv) A certificate, signed by the chief financial officer or the controller of the Borrower, stating, as of the Effective Date, that (A) no Default or Unmatured Default has occurred and is continuing, (B) the Borrower is in compliance with Section 6.11 and setting forth in reasonable detail the calculation of the ratio set forth therein, determined as of September 30, 2009, and (C) the representations and warranties contained in Article V are true and correct.

(v) Written opinions of counsel to the Borrower, substantially in the forms of Exhibits B-1 and B-2.

(vi) Evidence, in form and substance satisfactory to the Agent, that the Borrower has obtained all governmental approvals, if any, necessary for it to enter into the Loan Documents.

(vii) A Note executed by the Borrower in favor of each Lender that has requested a Note pursuant to Section 2.11.

(viii) Such other documents as any Lender or its counsel may have reasonably requested.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.2 Each Advance. The Lenders shall not be required to make any Advance unless on the applicable date of such Advance:

(i) No Default or Unmatured Default exists or will result after giving effect to such Advance.

(ii) The representations and warranties contained in Article V (other than Section 5.10) are true and correct in all material respects as of the date of such Advance except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders as follows:

5.1 Corporate Existence. Each of the Borrower and its Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

5.2 Litigation and Contingent Obligations. To the Borrower's knowledge, there are not, in any court or before any arbitrator of any kind or before or by any governmental body, any actions, suits or proceedings pending or threatened (a) against or affecting (except as disclosed in the Disclosure Documents or on Schedule 5.2) the Borrower or any Subsidiary or any of their respective businesses or properties except actions, suits or proceedings that there is no material likelihood would, singly or in the aggregate, have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Advance or (b) affecting in an adverse manner the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower involving the Borrower or any Subsidiary or any of their respective businesses or properties or, to the Borrower's knowledge, otherwise.

5.3 No Breach. None of the execution and delivery of this Agreement, any Note, the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of, or require any consent under, the Articles of Incorporation or Bylaws of the Borrower, or (except for an order of the Public Utility Commission of Oregon, which order has been obtained and is in full force and effect) any applicable law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any of its Significant Subsidiaries pursuant to the terms of any such agreement or instrument.

5.4 Corporate Action. The Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents; the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy laws or similar laws of general applicability affecting creditors' rights. For the avoidance of doubt, before the effectiveness of any increase of the Aggregate Commitment pursuant to Section 2.3(a), the representations and warranties set forth in this Section 5.4 shall not apply to Loan Documents to be executed after the Closing Date in connection with, or the performance of obligations under this Agreement arising from or relating to, an increase of the Aggregate Commitment pursuant to Section 2.3(a).

5.5 Approvals. The Borrower has obtained all Governmental Approvals from, and has made or will timely make all filings and registrations with any federal, state or local governmental or regulatory authority or agency that has authority over the Borrower or any of its Subsidiaries, that are necessary for the execution, delivery or performance by the Borrower of this Agreement and each other Loan Document or for the validity or enforceability hereof or thereof, and such Governmental Approvals, filings and registrations are and shall continue to be in full force and effect (it being understood that the Borrower may be required to make customary filings with the SEC and other governmental or regulatory authorities or agencies disclosing the existence and/or material terms of this Agreement, but failure to make any such filing shall not affect the validity or enforceability hereof or of any other Loan Document). For the avoidance of doubt, before the effectiveness of any increase of the Aggregate Commitment pursuant to Section 2.3(a) or an extension of the Final Termination Date pursuant to Section 2.18,  the representations and warranties set forth in this Section 5.5 shall not apply to Loan Documents to be executed after the Closing Date in connection with, or the performance of obligations under this Agreement arising from or relating to, an increase of the Aggregate Commitment pursuant to Section 2.3(a) or an extension of the Final Termination Date pursuant Section 2.18.

5.6 Use of Loans. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, as defined in Regulation U, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock. No part of the proceeds of any Loan hereunder will be used to acquire stock of any corporation the board of directors of which has publicly stated its opposition to such acquisition or fails to endorse such acquisition.

5.7 ERISA. Except as disclosed in the Disclosure Documents or on Schedule 7.11, the Borrower and its Subsidiaries and, to the knowledge of the Borrower, the other ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Benefit Plan of the Borrower or any ERISA Affiliate; the Benefit Plans of the Borrower and its Subsidiaries and, to the knowledge of the Borrower, of the other ERISA Affiliates are in compliance in all material respects with the presently applicable provisions of ERISA and the Code; and the Borrower and its Subsidiaries and, to the knowledge of the Borrower, the other ERISA Affiliates have not incurred any liability to the PBGC or to such Benefit Plan which, individually or in the aggregate, exceeds $5,000,000. Without limiting the generality of the foregoing, except as disclosed in the Disclosure Documents, the Borrower has not received notice with respect to any of the foregoing events with respect to any ERISA Affiliate or such Benefit Plan.

5.8 Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the period ended December 31, 2003. The Borrower and its Subsidiaries have filed all United States Federal and state income tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and by proper proceedings or the non-payment of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

5.9 Subsidiaries. Schedule 5.9 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.

5.10 No Material Adverse Change. Since September 30, 2009, there has been no change in the business or financial condition of the Borrower and its Subsidiaries from that reflected in the Borrower's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which would reasonably be expected to have a Material Adverse Effect.

5.11 Financial Statements. The Borrower has furnished the Disclosure Documents to the Lenders prior to the date hereof. The financial statements contained in the Disclosure Documents and all financial statements furnished pursuant to Section 6.9(i) or (ii) are complete and correct and present fairly, in accordance with Agreement Accounting Principles, the consolidated financial position of the Borrower and its Subsidiaries as at their respective dates and the consolidated results of operations, retained earnings and, as applicable, changes in financial position or cash flows of the Borrower and its Subsidiaries for the respective periods to which such statements relate.

5.12 No Material Misstatements. None of the following contained, contains or will contain as of the date thereof any material misstatement of fact or omitted, omits or will omit as of the date thereof to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading:

(i) the Disclosure Documents (excluding any exhibits referred to in any such Disclosure Documents);

(ii) any report delivered to the Agent or any Lender pursuant to Section 6.9(i) or (ii) (excluding exhibits referred to in any such report); or

(iii) to the best knowledge of the Borrower, the Confidential Information Memorandum, dated October 2009, delivered by the Borrower to the Lenders (when read in conjunction with the items referred to in (i) and (ii) above).

To the best knowledge of the Borrower, no other written information delivered to the Agent or any Lender pursuant to Section 6.9 contained, contains or will contain as of the date thereof any material misstatement of fact.

5.13 Properties. As of the date of this Agreement, the Borrower has good right or title to all of its Properties to the extent reflected in the Disclosure Documents, except for minor restrictions, reservations and defects which do not in any substantial way interfere with the Borrower's ability to conduct its business as now conducted and except for such assets as have been disposed of since September 30, 2009 in transactions of the types described in Sections 6.13(a), (b) and (c), and all such Properties are free and clear of any Liens, except as permitted by Section 6.10.

5.14 Contracts. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction affecting in an adverse manner the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower.

5.15 Environmental Matters. Except as described in the Disclosure Documents, to the best of Borrower's knowledge, no event has occurred and no condition exists related to Environmental Laws which would reasonably be expected to have a Material Adverse Effect. Except as otherwise described in the Disclosure Documents, neither the Borrower nor any Subsidiary has received any notice from a federal or state governmental agency to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action would reasonably be expected to have a Material Adverse Effect.

5.16 Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VI

COVENANTS

So long as any Bank has any Commitment hereunder or any Obligations are outstanding, the Borrower shall, unless the Required Lenders otherwise consent in writing:

6.1 Preservation of Existence and Business. Preserve and maintain, and cause each Significant Subsidiary to preserve and maintain, its corporate existence and all of its material rights, privileges, licenses and franchises, except as permitted by Section 6.12, and carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

6.2 Preservation of Property. Maintain, and cause each Significant Subsidiary to maintain, all of its Property used or useful in its business in good working order and condition, ordinary wear and tear excepted (it being understood that this covenant relates only to the good working order and condition of such Property and shall not be construed as a covenant of the Borrower not to dispose of any such Property by sale, lease, transfer or otherwise or to discontinue operation thereof if the Borrower reasonably determines that such discontinuation is necessary).

6.3 Payment of Taxes. Pay, and cause each Subsidiary to pay, promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its Property, before the same shall become in default; provided that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge or levy (i) in an amount in excess of the amount shown on any related tax return (the Borrower having a reasonable basis for the position reflected therein) or (ii) that is being contested in good faith by appropriate proceedings and with respect to which the Borrower has set aside on its books, in accordance with Agreement Accounting Principles, adequate reserves, or (iii) so long as such tax, assessment, charge or levy, if sustained, would not have a Material Adverse Effect.

6.4 Compliance with Applicable Laws and Contracts. Comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, rules or regulations, Governmental Approvals, and orders, writs, injunctions or decrees of any court or governmental authority or agency, including, without limitation, Environmental Laws, if failure to comply with such requirements would have a Material Adverse Effect or an adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower.

6.5 Preservation of Loan Document Enforceability. Take all reasonable actions (including obtaining and maintaining in full force and effect consents and Governmental Approvals), and cause each Subsidiary to take all reasonable actions, that are required so that its obligations under the Loan Documents will at all times be legal, valid and binding and enforceable in accordance with their respective terms.

6.6 Insurance. Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, or through the Borrower's program of self-insurance, insurance coverage against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any Governmental Approval, or any order, writ, injunction or decree of any court or governmental authority or agency.

6.7 Use of Proceeds. Use, directly or indirectly, the proceeds of the Loans for general corporate purposes of the Borrower (in compliance with all applicable legal and regulatory requirements), including to provide back-up liquidity for the short-term Indebtedness of the Borrower, to refinance existing Indebtedness of the Borrower and to support collateral requirements under the Borrower's energy purchase and sale agreements.

6.8 Visits, Inspections and Discussions. Permit, and cause each Subsidiary to permit, representatives of the Agent or of any Lender with a Commitment of at least $5,000,000 (provided, however, that Lenders with a Commitment of less than $5,000,000 shall be permitted to exercise rights under this Section 6.8 if such right is exercised jointly with the Agent or a Lender with a Commitment of at least $5,000,000), and subject in all cases to such Lender being bound by the confidentiality provisions of Section 9.1, during normal business hours and upon reasonable prior written notice to the Borrower:

(i) if no Default or Unmatured Default shall exist and be continuing, to visit the principal office of the Borrower, to discuss its business and affairs with its officers and independent certified accountants (provided that the Borrower shall be permitted to attend any such discussions with such accountants), and to visit its material Property, all to the extent reasonably requested by the Agent or such Lender; provided that such visits and discussions shall in no event occur more frequently than once during any calendar year; provided, further that the Borrower reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations of the Borrower; and provided, further, that, Sections 9.6 and 10.8 hereof notwithstanding, the costs and expenses incurred by any Lender or the Agent or their agents or representatives in connection with any such visits or discussions shall be solely for the account of such Lender or the Agent, as applicable; and

(ii) if a Default or Unmatured Default shall exist and be continuing, to visit and inspect its Property, to examine, copy and make extracts from its books and records, and to discuss its business and affairs with its officers and independent certified accountants, all to the extent reasonably requested by such Lender or the Agent, as often as may be reasonably requested; provided that the Borrower reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations of the Borrower.

6.9 Information to Be Furnished. Furnish to the Agent and, if requested by any Lender, furnish to such Lender:

(i) Form 10-Q; Quarterly Financial Statements. Promptly after filing and in any event within sixty (60) days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, a copy of the Quarterly Report on Form 10-Q (or any successor form) for the Borrower for such quarter.

(ii) Form 10-K; Year-End Financial Statements; Accountants' Certificates. Promptly after filing and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the Annual Report on Form 10-K (or any successor form) for the Borrower for such year.

(iii) Officer's Certificate as to Calculations. At the time that financial statements are furnished pursuant to Section 6.9(i) or (ii), a certificate of the Chief Financial Officer, the Treasurer, an Assistant Treasurer or any other financial officer of the Borrower substantially in the form of Exhibit C.

(iv) Requested Information. From time to time, such other information regarding the business, affairs, insurance or financial condition of the Borrower or any of its Subsidiaries (including, without limitation, any Benefit Plan and any reports of other information required to be filed under ERISA) as any Lender or the Agent may reasonably request.

(v) Notice of Defaults, Material Adverse Changes and Other Matters. Promptly upon (and in any event within three (3) Business Days after) becoming aware thereof, notice of:

(a) any Default or Unmatured Default, and

(b) any circumstance that has resulted in a Material Adverse Effect or an adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower.

The Borrower may furnish information, documents and other materials that it is obligated to furnish to the Agent pursuant to the Loan Documents, including all items described above in this Section 6.9 and all other notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any communication that (i) relates to a request for a new, or the conversion or continuation of an existing, Loan, (ii) relates to the payment of any amount due under this Agreement prior to the scheduled date therefor or any reduction of the Commitments, (iii) provides notice of any Default or Unmatured Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement or any Loan hereunder (any non-excluded communication described above, a "Communication"), electronically (including by posting such documents, or providing a link thereto, on the Borrower's Internet website). Notwithstanding the foregoing, the Borrower agrees that, to the extent requested by the Agent, it will continue to provide "hard copies" of Communications to the Agent.

The Borrower further agrees that the Agent may make Communications available to the Lenders by posting such Communications on IntraLinks or a substantially similar secure electronic delivery system (the "Platform").

THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE". THE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATION OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT IN CONNECTION WITH ANY COMMUNICATION OR THE PLATFORM. IN NO EVENT SHALL THE AGENT HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER'S OR THE AGENT'S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT SUCH DAMAGES ARE FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITING THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL THE AGENT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF THE PLATFORM OR THE BORROWER'S OR THE AGENT'S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that a Communication has been posted to the Platform shall constitute effective delivery of such Communication to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Agent from time to time of the e-mail address to which the foregoing notice may be sent and (ii) that such notice may be sent to such e-mail address. For the avoidance of doubt, the failure of the Agent to provide notice to the Lenders as explicitly required by this Agreement shall not affect the validity or binding nature of a related notice delivered to the Agent by the Borrower; provided, that the Borrower shall remain obligated to provide notice directly to the Agent and/or Lenders when and as required by this Agreement.

6.10 Liens. Not, and not permit any Significant Subsidiary to, suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except this Section 6.10 shall not apply to:

(i) Liens for taxes, assessments or charges imposed on the Borrower or any Subsidiary or any of their property by any governmental authority not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Subsidiaries, as the case may be, in accordance with Agreement Accounting Principles;

(ii) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens incurred in the ordinary course of business and securing obligations that are not yet due or that are being contested in good faith by appropriate proceedings, and Liens arising out of judgments or awards which secure payment of legal obligations that would not constitute a Default under Section 7.9;

(iii) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security laws, or to secure the performance of bids, tenders contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds, in the ordinary course of business;

(iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(v) the Lien of the Indenture of Mortgage and Deed of Trust dated July 1, 1945, as supplemented and in effect from time to time, from the Borrower to HSBC Bank USA (f/k/a Marine Midland Bank, N.A.) (the "Mortgage");

(vi) Permitted Encumbrances (as defined in Section 1.11 of the Mortgage);

(vii) Liens securing the payment of Tax-Free Debt, provided that each such Lien shall extend only to the property, and proceeds thereof, being financed by the Tax-Free Debt secured thereby;

(viii) Liens on or over the whole or any part of the assets of the Borrower as security for any indebtedness owing by the Borrower to any Subsidiary whose primary function is that of acting as a financing Subsidiary of the Borrower and consisting of one or more loans made to the Borrower by such Subsidiary and repayable on the same date as a loan or other indebtedness incurred by such Subsidiary; provided that the aggregate principal amount of the indebtedness secured by all such Liens shall not exceed the aggregate principal amount of all such indebtedness incurred by such Subsidiary; and provided further that the aggregate principal amount of the indebtedness secured by all such Liens shall not exceed $100,000,000;

(ix) Liens over all or any part of the assets of the Borrower or any Subsidiary constituting a specific construction project or generating plant as security for any indebtedness incurred for the purpose of financing all or such part, as the case may be, of such construction project or generating plant, and Liens and charges incidental to such construction;

(x) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to purchase or recapture or designate a purchaser of any property;

(xi) Liens on property or assets of any Subsidiary in favor of the Borrower;

(xii) Liens with respect to which cash in the amount of such Liens has been deposited with the Agent;

(xiii) Liens on or over specific assets hereafter acquired which are created or assumed contemporaneously with, or within one hundred twenty (120) days after, such acquisition, for the sole purpose of financing or refinancing the acquisition of such assets;

(xiv) Liens on conservation investment assets as security for obligations incurred in financing or refinancing bondable conservation investments in accordance with Oregon Revised Statutes Section 757.400-450;

(xv) Liens on cash collateral deposited by the Borrower with counterparties in the ordinary course of the Borrower's purchase and sale of electric energy, coal, oil and natural gas; and

(xvi) Liens, in addition to those listed in clauses (i) through (xv) above, incurred in the ordinary course of the Borrower's business that in the aggregate do not exceed $20,000,000.

6.11 Indebtedness to Capitalization Ratio. Not permit the aggregate outstanding principal amount of all Consolidated Indebtedness to exceed 65% of Total Capitalization as of the end of any fiscal quarter.

6.12 Merger or Consolidation. Not merge with or into or consolidate with or into any other corporation or entity, unless (i) immediately after giving effect thereto, no event shall occur and be continuing that would constitute a Default or Unmatured Default, (ii) the surviving or resulting person, as the case may be, if not the Borrower, assumes by operation of law or agrees in writing to pay and perform all of the obligations of the Borrower hereunder, (iii) the surviving or resulting person, as the case may be, qualifies or is qualified to do business in the State of Oregon, and (iv) the consolidated net worth (as determined in accordance with Agreement Accounting Principles) of the surviving or resulting Person, as the case may be, would be at least equal to the consolidated net worth of the Borrower immediately prior to such merger or consolidation.

6.13 Disposition of Assets. Not sell, lease, assign, transfer or otherwise dispose of any Property or any interest therein, except that this Section 6.13 shall not apply to (a) any disposition of any Property or any interest therein in the ordinary course of business, (b) any disposition of obsolete or retired Property not used or useful in its business, (c) any disposition of any Property or any interest therein (i) for cash or cash equivalent or (ii) in exchange for utility plant, equipment or other utility assets, other than notes or other obligations, in each case equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such Property or interest therein, and provided that such disposition does not constitute a disposition of all or substantially all of the Property of the Borrower and (d) any disposition of any Property or any interest therein in exchange for notes or other obligations substantially equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such asset or interest therein, provided that the aggregate amount of notes or other obligations received after the date hereof from any one obligor in one transaction or a series of transactions shall not exceed 15% of the net asset value of the Borrower.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Any representation or warranty made or deemed made by the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2 Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any facility fee or other Obligation under any of the Loan Documents within five (5) days after the same becomes due.

7.3 The breach by the Borrower of any of the terms or provisions of Sections 6.7, 6.9(v)(a), 6.10, 6.11, 6.12, or 6.13.

7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Agent or any Lender.

7.5 (a) To the extent not waived, or if applicable, cured, (i) the failure of the Borrower or any Subsidiary to pay when due any Indebtedness aggregating in excess of $10,000,000 ("Material Indebtedness"); (ii) the default by the Borrower or any Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or (iii) any Material Indebtedness of the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or (b) the Borrower or any of its Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.

7.6 The Borrower or any Significant Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Without the application, approval or consent of the Borrower or the applicable Significant Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or such Significant Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or such Significant Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days.

7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9 The Borrower or any Subsidiary shall fail within sixty (60) days to pay, bond or otherwise discharge in accordance with its terms one or more (i) judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10 The Borrower or any Subsidiary shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any Subsidiary or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), would reasonably be expected to have a Material Adverse Effect.

7.11 (a) Except as disclosed in the Disclosure Documents or on Schedule 7.11, the Borrower or any ERISA Affiliate incurs any liability to the PBGC (other than liability for premium payments which are paid when due) or a Benefit Plan pursuant to Title IV of ERISA or the Borrower or any ERISA Affiliate incurs, or receives notice of, any withdrawal liability pursuant to Title IV of ERISA with respect to a Benefit Plan or Multiemployer Benefit Plan (determined as of the date of notice of such withdrawal liability) in excess of $10,000,000; or (b) except as disclosed in the Disclosure Documents or on Schedule 7.11, any of the following events occur with respect to any Benefit Plan of the Borrower or any ERISA Affiliate: (i) a Reportable Event for which notice is not waived under applicable regulations or other authority of the Department of Labor or the PBGC, (ii) the failure to make a required installment or other payment (within the meaning of section 303(k) of ERISA), (iii) the appointment of a trustee to administer any such Benefit Plan pursuant to ERISA section 4042, (iv) the PBGC takes any action in furtherance of the termination of any such Benefit Plan and the Required Lenders reasonably determine that such event would reasonably be expected to result in a Material Adverse Effect, (v) the implementation by the Borrower or any ERISA Affiliate of any steps to terminate any such Benefit Plan if the termination is reasonably expected to result in liability to the PBGC, or (vi) the receipt of notice by the Borrower or any ERISA Affiliate that any Multiemployer Benefit Plan is being terminated.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the Commitment of each Lender hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the Aggregate Commitments or declare the Obligations to be due and payable, or both, whereupon such Aggregate Commitments shall be immediately terminated or suspended and/or the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided that no such supplemental agreement shall, without the consent of all of the Lenders:

(i) Extend the final maturity of any Loan to a date after the Final Termination Date, or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(ii) Reduce the percentage specified in the definition of Required Lenders.

(iii) Extend the Final Termination Date (except as provided in Section 2.18), increase the amount of the Commitment of any Lender hereunder or permit the Borrower to assign its rights under this Agreement.

(iv) Amend this Section 8.2.

(v) Amend Section 11.2.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of any fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

8.3 Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Advance notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Advances herein contemplated.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof (including the indemnity, confidentiality, advisory and fiduciary provisions in that certain commitment letter dated as of November 12, 2009 among the Borrower, Bank of America and the Arranger), other than documentation of the fees described in Section 10.13.

9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification.

(i) The Borrower shall reimburse the Agent and the Arranger for all reasonable costs, internal charges and out of pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent, and any fees for the IntraLinks electronic delivery system) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for all reasonable costs, internal charges and out of pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents.

(ii) The Borrower hereby further agrees to indemnify the Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Advance hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. None of the Agent or any Lender shall have any fiduciary responsibilities to the Borrower. None of the Agent or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that none of the Agent or any Lender shall have liability to the Borrower for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, except to the extent determined in a final non-appealable judgment by a court of competent jurisdiction. Neither the Agent, the Arranger or any Lender nor the Borrower shall have any liability with respect to, and the Borrower (with respect to the Agent, the Arranger and each Lender) and the Agent, the Arranger and each Lender (with respect to the Borrower) hereby waives, releases and agrees not to sue for any special, indirect or consequential damages suffered by any such party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11 Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, (viii) to rating agencies if required by such agencies in connection with a rating relating to the Advances hereunder, and (ix) to the extent required in connection with the exercise of any remedy or any enforcement of this Agreement by such Lender or the Agent; provided that, in the case of clauses (i), (ii), (vi) and (vii), the recipient of such information shall be advised that the information is confidential and shall agree to be bound by the confidentiality obligations of this Section 9.11; and provided further, that in the case of clauses (i) and (ii), the recipient needs to know such information in connection with such Lender's or applicable Transferee's exercise of rights and performance of obligations under this Agreement.

Any Person required to maintain the confidentiality of confidential information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such confidential information as such Person would accord to its own confidential information.

Each of the Agent and the Lenders acknowledges that (a) the confidential information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

9.12 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Advances provided for herein.

9.13 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arranger are arm's-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.14 USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Agent and the Lenders will ask for the Borrower's name, residential address, tax identification number, date of birth, and other information that will allow the Agent and the Lenders to identify the Borrower, and, if the Borrower is not an individual, the Agent and the Lenders will ask for the Borrower's name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify the Borrower. The Agent and the Lenders may also ask, if the Borrower is an individual, to see the Borrower's driver's license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower's legal organizational documents or other identifying documents.

ARTICLE X

THE AGENT

10.1 Appointment; Nature of Relationship. Bank of America is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-102(a)(72) of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees, in each case acting in its capacity as Agent and not as Lender, shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their breach of the Agent's obligations hereunder or thereunder or to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4 Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; or (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

10.5 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or, when expressly required hereunder, all of the Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys in fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys in fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

10.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8 Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders and, in the case of a "notice of default" received from a Lender, to the Borrower.

10.10 Rights as a Lender. Notwithstanding anything to the contrary in this Article X, in the event the Agent is a Lender, the Agent shall have the same rights, powers, and obligations hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise such rights and powers, and shall comply with such obligations, as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent in its individual capacity is not obligated to remain a Lender.

10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five (45) days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of any Lender and with the consent of the Borrower, not to be unreasonably withheld or delayed, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13 Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arranger, for their own respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger, pursuant to the letter agreement dated November 12, 2009, among such parties or as otherwise agreed to from time to time.

10.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15 Other Agents. The Lenders identified on the signature pages of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being the "Syndication Agent" or a "Co-Documentation Agent" (collectively, the "Other Agents"), shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Other Agents shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Other Agents in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due, provided each Lender agrees, solely for the benefit of the other Lenders and not for the benefit of the Borrower, that it shall not exercise any right provided for in this Section 11.1 without the prior consent of the Required Lenders.

11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan to direct payments relating to such Loan to another Person. Any assignee of the rights to any Loan agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan, shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2 Participations.

12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Credit Exposure of such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Advance or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Final Termination Date or postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Advance or Commitment.

12.3 Assignments.

12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an Assignment Agreement ("Assignment Agreement") substantially in the form of Exhibit A or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower (if required) and the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or Outstanding Credit Exposure (if the applicable Commitment has been terminated). No such assignment shall be made to (i) the Borrower or any of its Affiliates or Subsidiaries or (ii) a natural person.

12.3.2 Effect; Effective Date. Upon (i) delivery to the Agent of an Assignment Agreement, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee by the transferor Lender or the Purchaser, as the case may be, to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of its Commitment or Outstanding Credit Exposure assigned to such Purchaser.

12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Annual Report on Form 10-K or any Quarterly Report on Form 10-Q; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv) and Section 3.5(vi), as applicable.

12.6 Designation of SPVs.

(a) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPV", identified as such in writing from time to time by such Granting Lender to the Agent and the Borrower) the option to fund all or any part of any Advance or fee or expense reimbursement or other obligation (each, a "Lender Funding Obligation") that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Lender Funding Obligation, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of any such Lender Funding Obligation, the Granting Lender shall be obligated to fund such Lender Funding Obligation pursuant to the terms hereof, (iii) no SPV shall exercise any voting rights pursuant to Section 8.2 (such voting rights to be exercised instead by such Granting Lender) and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender. The funding of any Lender Funding Obligation by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Lender Funding Obligation were funded by such Granting Lender.

(b) As to any Lender Funding Obligations or portion thereof made by it, each SPV shall have all the rights that its applicable Granting Lender making such Lender Funding Obligations or portion thereof would have had under this Agreement; provided that each SPV shall have granted to its Granting Lender an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement (and any related documents) and to exercise on such SPV's behalf, all of such SPV's voting rights under this Agreement. No additional Note shall be required to evidence the Lender Funding Obligations or portion thereof made by an SPV; and the related Granting Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Lender Funding Obligations or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Granting Lender as agent for such SPV.

(c) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

(d) In addition, notwithstanding anything to the contrary contained in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Lender Funding Obligations to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Lender Funding Obligations and (ii) disclose on a confidential basis any non-public information relating to its Lender Funding Obligations to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 12.6 may not be amended without the written consent of any Granting Lender affected thereby.

ARTICLE XIII

NOTICES

13.1 Notices.

(a) Except as otherwise permitted by Section 2.12 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on Schedule 13.1 or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by any other means, when delivered at the address specified in this Section or (iv) if given by electronic transmission, as provided in Section 13.1(b); provided that notices to the Agent under Article II shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.2 Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart hereof or a signature page hereto by facsimile shall be effective as delivery of an original executed counterpart.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION

15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

PORTLAND GENERAL ELECTRIC COMPANY

By:
Name:
Title:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

[INSERT OTHER LENDERS]

SCHEDULE 1

PRICING SCHEDULE

Pricing	Level I Status A-/A3	Level II Status BBB+/Baa1	Level III Status BBB/Baa2	Level IV Status BBB-/Baa3	Level V Status < BBB-/Baa3
Applicable Eurodollar Margin	2.000%	2.125%	2.250%	3.000%	3.000%
Applicable ABR Margin	0.750%	0.875%	1.000%	1.750%	1.750%
Facility Fee Rate	0.250%	0.375%	0.500%	0.750%	0.750%

The Applicable Margin and Facility Fee Rate shall be determined in accordance with the foregoing table based on the Borrower's Status as determined from its then-current Moody's and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody's Rating or no S&P Rating, Level V Status shall exist. For purposes of the foregoing (and subject to the last paragraph of this Pricing Schedule), the following terms have the respective meanings set forth below:

"Level I Status" exists at any date if, on such date, the Borrower's Moody's Rating is A3 or better or the Borrower's S&P Rating is A- or better.

"Level II Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower's Moody's Rating is Baa1 or better or the Borrower's S&P Rating is BBB+ or better.

"Level III Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower's Moody's Rating is Baa2 or better or the Borrower's S&P Rating is BBB or better.

"Level IV Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower's Moody's Rating is Baa3 or better or the Borrower's S&P Rating is BBB- or better.

"Level V" Status" exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

"Moody's Rating" means, at any time, the rating issued by Moody's Investors Service, Inc. and then in effect with respect to the Borrower's senior unsecured long-term debt securities without third-party credit enhancement.

"S&P Rating" means, at any time, the rating issued by Standard and Poor's Rating Services, a division of The McGraw Hill Companies, Inc., and then in effect with respect to the Borrower's senior unsecured long-term debt securities without third-party credit enhancement.

"Status" means Level I Status, Level II Status, Level III Status, Level IV or Level V Status.

If the Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the rating immediately below the higher rating will apply.

SCHEDULE 2

COMMITMENTS

Lender	Commitment Amount
Bank of America, N.A.	$50,000,000
Deutsche Bank AG New York Branch	$20,000,000
U.S. Bank National Association	$20,000,000
The Bank of Nova Scotia	$20,000,000
Barclays Bank PLC	$20,000,000
First Commercial Bank, Los Angeles Branch	$20,000,000
JPMorgan Chase Bank, N.A.	$15,000,000
The Northern Trust Company	$15,000,000
Wells Fargo Bank, National Association	$10,000,000
Mega International Commercial Bank Co., Ltd. New York Branch	$10,000,000
Total	$200,000,000

SCHEDULE 3

INDEBTEDNESS EXCEPTIONS

Ownership and Operating Agreement, COLSTRIP UNITS #3 & #4, dated May 6, 1981, between The Montana Power Company, Puget Sound Power and Light Company, The Washington Water Power Company, Portland General Electric Company and Pacific Power & Light Company, and the successors to any thereof, as amended and supplemented.

Power Sales Agreement, dated as of April 12, 1979, executed by City of Portland, Oregon and Portland General Electric Company, as amended and supplemented.

Power Sales Contract Executed by Public Utility District No. 1 of Douglas County, Washington and Portland General Electric Company, made and entered into as of September 18, 1963, as amended and supplemented.

Power Sales Contract, made and entered into as of November 14, 1957, by and between Public Utility District No. 1 of Chelan County, Washington and Portland General Electric Company, as amended and supplemented.

Wanapum Power Sales Contract Executed by Public Utility District No. 2 of Grant County, Washington and Portland General Electric Company, entered into as of June 22, 1959, as amended and supplemented.

Power Sales Contract Executed by Public Utility District No. 2 of Grant County, Washington and Portland General Electric Company, entered into as of May 21, 1956, as amended and supplemented.

SunWay 1, LLC Operating Agreement by and between Firstar Development, LLC and PGE dated as of September 2, 2008.

Performance Guaranty by and between ODOT and PGE dated as of August 6, 2008.

Guaranty by and among SunWay 1, LLC, Firstar Development LLC, and PGE dated as of September 2, 2008.

SunWay 2, LLC Operating Agreement by and between U.S. Bancorp Community Development Corporation and PGE dated as of October 2, 2008.

Guaranty by and among SunWay 2, LLC, U.S. Bancorp Community Development Corporation and PGE dated as of October 2, 2008.

SunWay 3, LLC Operating Agreement, by and between, PGE and a financial institution to be named therein, expected to be dated on or before January 31, 2010.

Guaranty by and among SunWay 3, LLC, PGE, and a financial institution to be named therein, expected to be dated on or before January 31, 2010.

Construction Loan Guaranty by PGE in favor of a financial institution to be named therein, expected to be dated on or before January 31, 2010.

The Lease for the Willamette Center (now World Trade Center), dated September 11, 1978, between 121 SW Salmon Street Corporation, Tenant, and IEH Portland LLC (transferee of American Real Estate Holdings LP), and the Sublease, dated September 11, 1978, from Tenant to the Company.

Obligations set forth in Section 12 of that certain PGE-Lessee Agreement by and between PGE and Fale-Safe Incorporated, dated as of December 30, 1985 and in Section 10 (ix) of that certain Participation Agreement, dated December 30, 1985 among J. Henry Schroder Bank & Trust Company, as Owner Trustee, The Chase Manhattan Bank (National Association), as Indenture Trustee, General Electric Credit Corporation, certain Loan Participants, Fale-Safe Inc., and PGE.

SCHEDULE 5.2

LITIGATION

None.

SCHEDULE 5.9

SUBSIDIARIES

Subsidiary	Jurisdictions	Owned By	Percent Ownership
Salmon Springs Hospitality Group, Inc.	Oregon	PGE	100 percent
121 SW Salmon Street Corporation	Oregon	PGE	100 percent
World Trade Center Northwest Corporation	Oregon	121 SW Salmon Street Corporation	100 percent

SCHEDULE 7.11

ERISA MATTER

None.

SCHEDULE 13.1

NOTICE ADDRESSES

Borrower:

PORTLAND GENERAL ELECTRIC COMPANY
One World Trade Center
121 S.W. Salmon
Portland, Oregon 97204
Attention: Treasurer
Tel: (503) 464-7085
Fax: (503) 464-2236

Agent:

Administrative Agent's Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
2001 Clayton Road, Floor 2
Mail Code:  CA4-702-02-25
Concord, California 94520
Attention:      Yamila Faamausili
Telephone:      925.675.8075
Telecopier:     888.969.9252
Electronic Mail:  yamila.faamausili@bankofamerica.com

Account No. (for Dollars):  3750836479
Ref:  Portland General Electric Company
Attn: Credit Services
ABA# 026009593

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
800 Fifth Avenue, Floor 17
Mail Code:  WA1-501-17-32
Seattle, Washington 98104
Attention:      Dora A. Brown
Telephone:      206.358.0101
Telecopier:     415.343.0556
Electronic Mail:  dora.a.brown@bankofamerica.com

Lenders:

BANK OF AMERICA, N.A.
121 SW Morrison Street
Suite 1700
Portland, OR 97204
Attention: Daryl Hogge
Tel: (503) 795-6469
Fax: (503) 795-6389

DEUTSCHE BANK AG NEW YORK BRANCH
60 Wall Street, Floor 44
New York, New York 10005
Attention: Rainer Meier
Tel: (212) 250-0109
Fax: (212) 797-4346

U.S. BANK NATIONAL ASSOCIATION
101 S. Capitol Boulevard
Mailcode: PD-ID-CB9
Boise, ID 83712
Attention: Holland Williams
Tel: (208) 383-7565
Fax: (208) 383-7574

THE BANK OF NOVA SCOTIA
44 King Street West
Toronto, Ontario
HSH 1H1H
Canada
Attention: Isabel Abella
Tel: (212) 225-5305

BARCLAYS BANK PLC
745 7th Avenue, 26th Floor
New York, NY 10019
Attention: Alicia Borys
Tel: (212) 526-4291
Fax: (212) 526-5115

FIRST COMMERCIAL BANK, LOS ANGELES BRANCH
600 Wilshire Boulevard, Suite 800
Los Angeles, CA 90017
Attention: Josephine Chong
Tel: (213) 405-1133

Fax: (213) 362-0219

JPMORGAN CHASE BANK, N.A.
10 S. Dearborn Street
IL1 - 0090
Chicago, IL 60603
Attention: Jennifer Fitzgerald
Tel: (312) 732-1754
Fax: (312) 732-1762

THE NORTHERN TRUST COMPANY
50 S. LaSalle Street
MB27
Chicago, IL 60603
Attention: Brandon Rolek
Tel: (312) 444-5561
Fax: (312) 444-4906

WELLS FARGO BANK, NATIONAL ASSOCIATION
1300 SW 5th Avenue
7th Floor, MAC P6101-076
Portland, OR 97201-5667
Attention: Lisa Larpenteur
Tel: (503) 886-2216
Fax: (866) 629-0772

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK BRANCH
13-4941055
65 Liberty Street
New York, NY 10005
Attention: Ifen Lee
Tel: (212) 815-9107
Fax: (212) 766-5006

EXHIBIT A

FORM OF ASSIGNMENT AGREEMENT

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: ______________________________

2. Assignee: ______________________________

3. Borrower: Portland General Electric Company

4. Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement dated as of December 4, 2009 among the Borrower, the Lenders parties thereto and the Agent

6. Assigned Interest:
Facility Assigned[1]	Aggregate Amount of Commitment/ Outstanding Credit Exposure for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/ Outstanding Credit Exposure[2]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[7. Trade Date: ______________]3

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]4 Accepted:

BANK OF AMERICA, N.A., as
Agent

By
Title:

1 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Credit Commitment" etc.)
2Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
4To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

[Consented to:]5

[PORTLAND GENERAL ELECTRIC COMPANY]

By
Title:

5To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.9 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interests, and (vii) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1

FORM OF OPINION OF COUNSEL

TO THE BORROWER (GENERAL COUNSEL)

(See attached.)

EXHIBIT B-2

FORM OF OPINION OF COUNSEL

TO THE BORROWER (OUTSIDE COUNSEL)

(See attached.)

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

To: The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of December 4, 2009 (as amended, modified, renewed or extended from time to time, the "Agreement") among Portland General Electric Company, an Oregon corporation (the "Borrower"), the lenders party thereto and Bank of America, N.A., as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of               ,        .

PORTLAND GENERAL ELECTRIC COMPANY

By:
Print Name
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                   ,       with

Provisions of Section 6.11 of the Agreement

Indebtedness to Capitalization Ratio

1.	aggregate outstanding principal amount of all Consolidated Indebtedness:		$

2.	Total Capitalization
(a)

the amount of capital stock, including preferred and preference stock (less cost of treasury shares), plus any amounts deducted from stockholders' equity as unearned compensation on the Borrower's balance sheet, plus (or minus in the case of a deficit) capital surplus and earned surplus, but including current sinking fund obligations:

$
	(b)	the aggregate outstanding principal amount of Interest Deferral Obligations excluded by the proviso in the definition of "Indebtedness":	$
	(c)	the aggregate outstanding principal amount of all Consolidated Indebtedness:	$
	(d)	Total Capitalization: [2.(a) + 2.(b) + 2.(c)]	$

3.	Indebtedness to Capitalization Ratio [1. / 2.(d)]		______%
Maximum permitted: 65%

EXHIBIT D

Form of Note

[Date]

PORTLAND GENERAL ELECTRIC COMPANY, an Oregon corporation (the "Borrower"), promises to pay to the order of ____________________________________ (the "Lender") the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds to Bank of America, N.A., as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on each Loan on the Lender's Scheduled Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of December 4, 2009 (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement"), among the Borrower, the lenders party thereto, including the Lender, and Bank of America, N.A., as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

PORTLAND GENERAL ELECTRIC COMPANY

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF ____________,
DATED ______________,

	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid
Date	Loan	Period	Paid	Balance

EXHIBIT E

FORM OF BORROWING NOTICE

_________, 20__

VIA HAND DELIVERY OR FACSIMILE

Bank of America, as Agent
[insert address]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated December 4, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Portland General Electric Company, an Oregon corporation (the "Borrower"), the financial institutions from time to time parties thereto as Lenders and Bank of America, N.A., as administrative agent (the "Agent"). Capitalized terms used herein which are not defined herein are used as defined in the Credit Agreement.

(i) Pursuant to Section 2.2.3 of the Credit Agreement, the Borrower hereby requests an Advance in an aggregate principal amount of $________ on ________, 20__ (the Borrowing Date, which is a Business Day), as follows:

Type of Advance (Eurodollar or Floating Rate Advance)	Amount	Initial Interest Period for Eurodollar Advances
	$_________	__ months

(ii) The location and account to which funds are to be disbursed are as follows:

Portland General Electric Company

Account #________

Amount: _________

(iii) The Borrower hereby certifies that, on the date hereof and on the Borrowing Date set forth above, no Default or Unmatured Default exists or will result after giving effect to such Advance.

(iv) The Borrower hereby certifies that on the date hereof and on the Borrowing Date set forth above, the representations and warranties contained in Article V of the Credit Agreement (other than Section 5.10 of the Credit Agreement) are or shall be true and correct in all material respects as of the date of the requested Advance except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Borrower has duly executed this Borrowing Notice as of the date and year first written above.

Very truly yours,

PORTLAND GENERAL ELECTRIC COMPANY

By:
Name:
Title:

EXHIBIT F

FORM OF CONVERSION/CONTINUATION NOTICE

__________, 20__

VIA HAND DELIVERY OR FACSIMILE

Bank of America, N.A., as Agent
[insert address]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated December 4, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Portland General Electric Company, an Oregon corporation (the "Borrower"), the financial institutions from time to time parties thereto as Lenders and Bank of America, N.A., as administrative agent (the "Agent"). Capitalized terms used herein which are not defined herein are used as defined in the Credit Agreement.

Pursuant to Section 2.2.4 of the Credit Agreement, the Borrower hereby requests that following Advance convert to or continue as a new Advance, as set forth below:

(a) [effective on _______, 20__, to continue $_______ in principal amount of a presently outstanding Eurodollar Advance having an Interest Period that expires on ________, 200_ to a new Eurodollar Advance that has an Interest Period of ___ months;]

(b) [effective on _______, 20__, to convert $_______ in principal amount of a presently outstanding Eurodollar Advance having an Interest Period that expires on __________, 200_, to a new Floating Rate Advance;]

(c) [effective on _______, 20__, to convert $_______ in principal amount of a presently outstanding Floating Rate Advance to a new Eurodollar Advance having an Interest Period of ___ months.]

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Borrower has duly executed this Conversion/Continuation Notice as of the date and year first written above.

PORTLAND GENERAL ELECTRIC COMPANY

By:
Name:
Title: